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                                                                    EXHIBIT 10.5

                                  DEAN & DELUCA
                                  560 Broadway
                            New York, New York 10012




September 23, 1999


Mr. Jim Bartlett
44 Hillside Drive
Wheat Ridge, CO  80215

Dear Jim:

It is my pleasure to confirm our offer of at will employment at Dean & Deluca Brands, Inc. as Vice President of Operations for our Internet and Catalogue division based in Wichita, Kansas.

As Vice President of Operations you will report directly to me, have profit and loss responsibility for the Wichita operating facility and be accountable for supervising all aspects of fulfillment operations, including order fulfillment and warehousing, call center operations, purchasing, MIS, staffing, and coordinating of third party vendors. Your objective will be to build the infrastructure necessary for growth and develop an operating culture that reflects the superior quality, excellence, and ambiance associated with the Dean & Deluca brand. Your complete responsibilities will be further defined upon your arrival at Dean & Deluca.

Your overall mission is to build a world-class distribution system for Dean & Deluca. In the execution of all your duties, you will be expected to encourage full and open communication, and to foster a working environment which embraces the principles of continuous improvement and excellence in execution. I will expect you to communicate with me on a regular basis, so there are no surprises. You should feel free to express yourself candidly about matters affecting your position; just expect a lot of questions from me, and healthy debate. Finally, you should employ market based management principles in all of your commercial decision making, and act with a sense of urgency in executing your plans.

Your start date will be October 11, 1999 and your annual base salary will be $125,000 with an opportunity to receive a bonus of up to 30% on your first anniversary based on your job performance. Additionally, to cover your non-vested options at Staples you will receive a sum of $50,000, $10,000 as a sign-on bonus and $40,000 on January 01, 2001. We will also reimburse you for reasonable moving costs between Wichita and Denver, 90 days temporary housing in Wichita, including a couple of trips per month back to Denver from October through January.

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Additionally, you will be granted 15,000 options pursuant to our non-qualified employee stock option plan, upon the earlier of six months or the commencement of our IPO. The exercise price shall be the fair market value of the option shares at the time of grant, which should approximate the IPO value. You will be vested as to 25% of your option shares upon your first anniversary date of employment with the balance of your options vested 25% per year upon each anniversary date thereafter. A further grant will be made based on your job performance, and is strictly discretionary at the will of the committee responsible for administering the plan. The granting of options is subject to a vesting schedule and other terms and conditions which are set forth in the stock option plan and stock option agreement, which you will receive upon eligibility in the plan.

Jim, I know I speak for all the people you have met at Dean & Deluca in expressing our enthusiasm about the prospects of you joining our team. Your professionalism and combined with our commitment to quality and excellence, shall prove to be a winning combination.

Yours sincerely,


/s/ DUMINDA DE SILVA
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Duminda DeSilva
Senior Vice President


Agreed and Accepted:



/s/ Jim Bartlett
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Jim Bartlett


9/29/99
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Date



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